Filed Pursuant to Rule 433

Registration No. 333-228364-07

$1.05+ bln (No-Grow) Santander Consumer (DRIVE 2020-1)

Joint Leads: RBC (str), Deutsche Bank, JP Morgan

Co-Managers: MUFG, Santander, SocGen

CLS	AMT($MM)	WAL	S/M	E.FIN	L.FIN	BNCH SPRD	YLD%	CPN%	PRICE
=====================================================================================================================================
A-1	138.00	0.13	A-1+/P-1	04/20	01/21	IntL+0	1.74282	1.74282	100.00000
A-2	324.00	0.61	AAA/Aaa	03/21	12/22	EDSF+23	2.003	1.99	99.99718
A-3	139.41	1.40	AAA/Aaa	09/21	11/23	EDSF+36	2.035	2.02	99.99114
B	123.40	1.93	AA/Aa1	04/22	07/24	EDSF+45	2.091	2.08	99.99634
C	176.01	2.61	A/A1	02/23	03/26	iSwp+75	2.378	2.36	99.98407
D	155.87	3.49	BBB/Baa3	10/23	05/27	iSwp+110	2.721	2.70	99.98107
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Expected Pricing:	PRICED	Exp Ratings:	S&P / Moody’s
Expected Settlement :	01/22/20	Registration:	Public/SEC Registered
1st Payment Date:	02/18/20	ERISA Eligible:	Yes
BBERG Ticker:	DRIVE 2020-1	Min Denoms:	$1k x $1k
B&D:	RBC	Pricing Speed:	1.75% ABS to 10% Call

Available Materials

- Preliminary Prospectus

- Ratings FWP

- Intex CDI (attached)

- Intex dealname: RBCDRAT201; password : 4BVU

- Investor presentation: www.dealroadshow.com; password : DRIVE201

Cusips:

A1 - 26208QAA5

A2 - 26208QAB3

A3 - 26208QAD9

B - 26208QAE7

C - 26208QAF4

D - 26208QAG2

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.